Exhibit 99.1

MSCI Reports Financial Results for Second Quarter and First Six Months of 2015

- 6% Increase in Operating Revenues -

- 6% Increase in Subscription Run Rate; 9% Adjusting for FX impact -

- 16% Growth in Asset-Based Fee Revenue -

- 200 Basis Point Margin Expansion, Driven by Strong Cost Discipline -

- 3.4 Million Shares Repurchased through July 24, 2015 -

- Board of Directors Authorized 22% Increase in Regular Quarterly Cash Dividend to $0.22 -

NEW YORK--(BUSINESS WIRE)--July 30, 2015--MSCI INC. (NYSE:MSCI), a leading provider of research-based indexes and analytics, today announced results for the three months ended June 30, 2015 (“second quarter 2015”) and six months ended June 30, 2015 (“six months 2015”).

Henry A. Fernandez, Chairman and CEO of MSCI, commented, “Our results for the second quarter were solid. We continue to build momentum as we execute our growth strategy and we believe there are multiple levers to drive future revenue growth and margin expansion. We delivered a 12% increase in Adjusted EBITDA, despite currency headwinds, driven by solid revenue growth and continued cost discipline, which resulted in a 200 basis point increase in Adjusted EBITDA margin year-over-year, highlighting the operating leverage in our business model.”

“Through last week, we have returned half of the $1 billion we committed to return to shareholders by the end of 2016, which includes 2.2 million shares repurchased on the open market, as well as 1.2 million shares received with the completion of the $300 million accelerated share repurchase agreement in May. Furthermore, we are increasing our regular quarterly cash dividend by 22% to $0.22 per share, reflecting our confidence in our ability to continue to execute our growth strategy and create shareholder value.”

Financial and Operational Highlights

(Note: Results exclude discontinued operations. Percentage changes refer to second quarter 2014 unless otherwise noted.)

  Revenue growth of 6.4% driven by a 5.0% increase in recurring subscription revenues and a 16.0% increase in asset-based fees.
  10.3% growth in Index recurring subscription revenue; 22.7% increase in average assets under management (“AUM”) in ETFs linked to MSCI indexes, driven by net inflows of $76.1 billion.
  Continued strong margin expansion resulting from disciplined cost management.
  Total Run Rate grew 7.7% to $1,062.8 million for second quarter 2015; subscription Run Rate up 9.1% adjusting for FX impact.
  Approximately $500 million of capital returned to shareholders through July 24, 2015 since the announcement in September 2014 of the enhanced capital return plan.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change From	Six Months Ended		Change From
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
In thousands, except per share data	2015	2014	2014	2015	2014	2014
Operating revenues	$ 270,580	$ 254,226	6.4%	$ 533,349	$ 493,914	8.0%
Operating expenses	172,069	165,695	3.8%	346,096	325,878	6.2%
Income from continuing operations	56,017	56,803	(1.4%)	105,641	103,949	1.6%
% Margin from continuing operations	20.7%	22.3%		19.8%	21.0%
Net Income	$ 56,017	$ 107,660	(48.0%)	$ 99,844	$ 188,059	(46.9%)

Diluted EPS from continuing operations	$ 0.50	$ 0.48	4.2%	$ 0.93	$ 0.88	5.7%
Diluted EPS	$ 0.50	$ 0.91	(45.1%)	$ 0.88	$ 1.59	(44.7%)

Adjusted EPS[1]	$ 0.56	$ 0.55	1.8%	$ 1.06	$ 1.01	5.0%
Adjusted EBITDA[2]	$ 118,271	$ 105,894	11.7%	$ 225,922	$ 202,497	11.6%
% Margin	43.7%	41.7%		42.4%	41.0%

Adjusted EBITDA Expenses[3]	$ 152,309	$ 148,332	2.7%	$ 307,427	$ 291,417	5.5%

[1] Per share net income before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization. See Table 11 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[3] Operating expenses, less depreciation and amortization. See Table 13 titled "Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Operating Revenues – See Tables 4, 5

Operating revenues for second quarter 2015 increased $16.4 million, or 6.4%, to $270.6 million compared to $254.2 million for the three months ended June 30, 2014 (“second quarter 2014”). For six months 2015, operating revenues increased $39.4 million, or 8.0%, to $533.3 million compared to $493.9 million for the six months ended June 30, 2014 (“six months 2014”).

  Recurring subscription revenues grew by $10.3 million, or 5.0%, to $215.6 million in second quarter 2015 and grew by $27.6 million, or 6.9%, to $427.9 million for six months 2015. Adjusting for the impact of foreign currency exchange fluctuations, recurring subscription revenues for second quarter 2015 and six months 2015 would have increased 7.3% and 9.2%, respectively. The increase in subscription revenues for both periods was driven by growth from Performance products, including equity index benchmark and data products and ESG products, as well as higher Analytics revenue, including Risk Manager and BarraOne, partially offset by lower real estate revenue in Performance products. Lower real estate revenues were due to the timing of report deliveries and the negative impact of foreign currency exchange rate fluctuations.
  Revenues attributable to asset-based fees in Performance products increased $7.1 million, or 16.0%, to $51.2 million in second quarter 2015. The increase was primarily driven by an $81.8 billion, or 22.7%, increase in quarterly average AUM in ETFs linked to MSCI indexes. For six months 2015, revenues attributable to asset-based fees increased $12.0 million, or 14.2%, to $97.0 million, primarily driven by an increase of $71.6 billion, or 20.7%, in average AUM in ETFs linked to MSCI indexes. Higher trading volumes in futures and options contracts based on MSCI indexes and growth in assets from non-ETF passive funds also contributed to the increase. While our fees for index-linked investment products are substantially invoiced in U.S. dollars, the fees are based on the investment product’s assets, of which approximately two-thirds are invested in securities denominated in currencies other than the U.S. dollar.

  Non-recurring subscription revenues decreased $1.0 million, or 20.8%, to $3.9 million in second quarter 2015. For six months 2015, non-recurring subscription revenues decreased $0.2 million, or 2.6%, to $8.5 million.

Operating Expenses – See Tables 6, 7

Total operating expenses from continuing operations increased $6.4 million, or 3.8%, from second quarter 2014 to $172.1 million. Adjusting for the impact of foreign currency exchange fluctuations, operating expenses from continuing operations for second quarter 2015 would have increased 8.6%. For six months 2015, total operating expenses from continuing operations increased $20.2 million, or 6.2%, to $346.1 million and include the impact of a $3.4 million non-cash charge for the termination of a technology project in first quarter 2015. Adjusting for the impact of foreign currency exchange fluctuations, operating expenses from continuing operations for six months 2015 would have increased 10.6%.

  Compensation Costs: Total compensation costs in second quarter 2015 increased $8.2 million, or 8.0%, to $110.9 million. For six months 2015, total compensation costs increased $21.2 million, or 10.4%, to $226.3 million. For both periods, the increase was driven primarily by higher costs for current staff and the current impact of the prior year’s increase in staffing levels and higher severance costs. Six months 2015 compensation costs also include $2.9 million of the $3.4 million non-cash charge referenced above.

  Employee headcount as of June 30, 2015 increased 0.6% to 2,779 compared to June 30, 2014, but decreased 3.8% from 2,889 as of March 31, 2015. Employees located in emerging market centers grew to 51% of the workforce, up from 49% a year ago, helping to mitigate overall compensation expense growth.
  Non-Compensation Costs: Total non-compensation costs declined $4.2 million, or 9.2%, to $41.4 million in second quarter 2015 and declined $5.2 million, or 6.1%, to $81.1 million for six months 2015. The decline in both periods was driven by a reduction in overall spending.
  Adjusted EBITDA Expenses: Adjusted EBITDA Expenses, defined as operating expenses less depreciation and amortization, were $152.3 million in second quarter 2015, an increase of $4.0 million, or 2.7%, compared to second quarter 2014. For six months 2015, Adjusted EBITDA Expenses were $307.4 million, an increase of $16.0 million, or 5.5%, compared to the prior year period. Adjusting for the impact of foreign currency exchange fluctuations, Adjusted EBITDA expenses for second quarter 2015 and six months 2015 would have increased 7.7% and 10.2%, respectively. The increase in Adjusted EBITDA Expenses for both periods was driven by higher compensation costs, offset by lower non-compensation expenses.

  See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

  Depreciation and Amortization: Amortization of intangible assets increased $0.3 million, or 2.2%, to $11.7 million for second quarter 2015. Depreciation and amortization of property, equipment and leasehold improvements increased $2.1 million, or 36.2%, to $8.1 million. For six months 2015, amortization of intangible assets increased $0.7 million, or 3.0%, to $23.4 million and depreciation and amortization of property, equipment and leasehold improvements increased $3.5 million, or 30.0%, to $15.3 million compared to six months 2014. The increase for both periods primarily reflects higher depreciation associated with investments in technology infrastructure.

Operating Income – See Table 2

Operating income for second quarter 2015 was $98.5 million, an increase of $10.0 million, or 11.3%, from second quarter 2014. For six months 2015, operating income was $187.3 million, an increase of $19.2 million, or 11.4%, compared to six months 2014.

Other Expense (Income), Net – See Table 2

Other expense (income), net for second quarter 2015 was $11.1 million, an increase of $6.7 million from second quarter 2014. The increase was driven by higher interest expense from the private offering of $800.0 million aggregate principal amount of 5.25% senior notes due 2024, completed in fourth quarter 2014. For six months 2015, other expense (income), net was $22.2 million, an increase of $11.8 million compared to six months 2014 reflecting the impact of the bond issuance.

Income Taxes – Continuing Operations – See Table 2

The provision for income taxes was $31.4 million for second quarter 2015, an increase of $4.1 million, or 15.1% from second quarter 2014. The effective tax rate was 35.9% for second quarter 2015, versus 32.4% in second quarter 2014. Adjusting for the impact of certain discrete tax benefits recognized in second quarter 2014, the effective tax rate would have been 35.6% in the period. For six months 2015, the provision for income taxes was $59.4 million, an increase of $5.8 million from six months 2014. The effective tax rate was 36.0% for six months 2015, versus 34.0% for six months 2014. Adjusting for the impact of certain discrete tax benefits recognized in second quarter 2014, the effective tax rate for six months 2014 would have been 35.8%.

Income and EPS from Continuing Operations – See Tables 2, 12

Income from continuing operations decreased $0.8 million, or 1.4%, to $56.0 million for second quarter 2015, but diluted EPS from continuing operations increased 4.2% to $0.50 compared to second quarter 2014. For six months 2015, income from continuing operations increased $1.7 million, or 1.6%, to $105.6 million and diluted EPS from continuing operations increased 5.7% to $0.93 compared to six months 2014. The increase in diluted EPS from continuing operations in both periods was driven by lower weighted average diluted shares outstanding as a result of the share repurchase program.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations and the amortization of intangible assets, decreased $1.0 million, or 1.6%, to $63.5 million in second quarter 2015. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations and the amortization of intangible assets, increased 1.8%, to $0.56 in second quarter 2015. Stronger second quarter 2015 operating results and a 4.0% decrease in the weighted average diluted shares were partially offset by higher interest expense. Second quarter 2014 was also positively impacted by several one-time tax benefits which significantly reduced the effective tax rate in the period. For six months 2015, Adjusted Net Income increased $1.7 million, or 1.4%, to $120.6 million and Adjusted EPS increased 5.0%, to $1.06 compared to six months 2014.

See Table 12 titled “Reconciliation of Adjusted EBITDA to Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, was $118.3 million in second quarter 2015, up 11.7% from second quarter 2014. Adjusted EBITDA Margin in second quarter 2015 was 43.7%, compared to 41.7% in second quarter 2014. For six months 2015, Adjusted EBITDA was $225.9 million, up 11.6% from six months 2014. Adjusted EBITDA Margin for six months 2015 was 42.4%, compared to 41.0% for six months 2014.

See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Discontinued Operations – See Table 2

Loss from discontinued operations, net of income taxes was $5.8 million for six months 2015 and reflects the impact in first quarter 2015 of an out-of-period income tax charge associated with tax obligations triggered upon the sale of Institutional Shareholder Services Inc. (“ISS”). For six months 2014, income from discontinued operations, net of income taxes was $84.1 million, or $0.71 per diluted share, which includes the impact of a net gain of $48.1 million from the sale of ISS in second quarter 2014 and a $30.6 million income tax benefit associated with establishing a net deferred tax asset on the difference between the ISS tax basis and book basis in first quarter 2014.

Net Income and EPS – See Table 2

Net income was $56.0 million, or $0.50 per diluted share, for second quarter 2015 compared to $107.7 million, or $0.91 per diluted share, for second quarter 2014. For six months 2015, net income was $99.8 million, or $0.88 per diluted share, compared to $188.1 million, or $1.59 per diluted share, for six months 2014.

The weighted average diluted shares outstanding in second quarter 2015 was 112.9 million, compared to 117.7 million in second quarter 2014. For six months 2015, the weighted average diluted shares outstanding was 113.2 million, compared to 118.1 million for six months 2014. The decrease in shares for both periods was driven by the share repurchase program.

Total shares outstanding as of June 30, 2015 was 110.6 million.

Selected Balance Sheet, Cash Flow, Capital Expenditure and Capital Disclosures – See Tables 3, 14

Total cash and cash equivalents at the end of second quarter 2015 was $455.0 million, which includes $97.1 million held outside of the United States. Total debt as of June 30, 2015 was $800.0 million and net debt, defined as total debt less cash and cash equivalents, was $345.0 million. Total debt to Adjusted EBITDA ratio (based on trailing twelve months Adjusted EBITDA) was 1.9, which was within the previously stated financial guidance of maintaining leverage of 1.5 to 2.5.

Net cash provided by operating activities was $24.0 million in second quarter 2015, compared to $68.8 million in second quarter 2014; and $90.7 million for six months 2015, compared to $94.1 million for six months 2014. Free Cash Flow, defined as net cash provided by operating activities, less Capex (defined as capital expenditures plus capitalized software development costs) for second quarter 2015 was $12.0 million, compared to $56.9 million in second quarter 2014. The decline was primarily driven by the timing of expense disbursements. For six months 2015, Free Cash Flow increased slightly to $72.4 million, compared to $72.1 million for six months 2014.

Capex for second quarter 2015 was $12.0 million, compared to $11.9 million in second quarter 2014. For six months 2015, Capex was $18.3 million, compared to $22.0 million for six months 2014.

See Table 14 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

MSCI received approximately 1.2 million shares of its common stock on May 21, 2015 in connection with the completion of the $300 million accelerated share repurchase agreement ("ASR") entered into on September 18, 2014. A total of 5.7 million shares were received under the September 2014 ASR.

Additionally, in second quarter 2015, a total of 1.0 million shares were repurchased through open market transactions for a total value of $62.6 million. The repurchases were executed under the outstanding authorization of the Board of Directors to repurchase shares of MSCI common stock with an aggregate value of up to $550 million.

From July 1, 2015 through July 24, 2015, we repurchased an additional 1.2 million shares at an average price of $63.24 for a total value of $74.8 million. Through our open market transactions, we have purchased a total of 2.2 million shares for an average purchase price of $62.62 per share and have a total of $413 million remaining outstanding under the authorization as of July 24, 2015.

Since the announcement of the enhanced capital return plan in September 2014, approximately $500 million of the total $1 billion committed to be returned by the end of 2016 has been achieved through share repurchases and cash dividends.

On July 29, 2015, the Board of Directors declared a cash dividend of $0.22 per share for third quarter 2015, representing an increase of 22% from $0.18 per share from the previous quarter. The third quarter 2015 dividend is payable on August 31, 2015 to shareholders of record as of the close of trading on August 17, 2015.

Key Operating Metrics – See Tables 8, 9, 10

Total Run Rate grew by $76.3 million, or 7.7%, to $1,062.8 million as of June 30, 2015, compared to June 30, 2014.

  Total subscription Run Rate grew by $51.6 million, or 6.4%, to $861.5 million as of June 30, 2015, compared to June 30, 2014. The increase in subscription Run Rate was driven primarily by a 10.2% increase in equity index benchmark and data products and a 47.5% increase in ESG sales including the impact of the acquisition of Governance Holdings Co. ("GMI Ratings"). Subscription Run Rate increased 9.1%, adjusting for the impact of foreign currency exchange rate fluctuations.

  Run Rate attributable to asset-based fees increased $24.7 million, or 14.0%, to $201.2 million at June 30, 2015 compared to June 30, 2014, primarily reflecting higher inflows into ETFs linked to MSCI indexes and non-ETF passive funds. Higher trading volumes in futures and options contracts based on MSCI indexes also contributed to the strong increase. As of June 30, 2015, AUM in ETFs linked to MSCI indexes was $435.4 billion, an increase of $56.7 billion, or 15.0%, from June 30, 2014, driven by net inflows of $76.1 billion, partially offset by market depreciation of $19.4 billion.

Updated Full-Year 2015 Guidance

MSCI’s forward-looking guidance for full-year 2015 is as follows:

  Full-year 2015 Adjusted EBITDA Expenses, defined as operating expenses, less depreciation and amortization and one-time and non-recurring expenses, are now expected to come in at the low-end of the previously stated range of $620 million to $640 million.

  See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2015 interest expense, including the amortization of financing fees, is expected to be approximately $45 million.
  Full-year 2015 Free Cash Flow is expected to be in the range of $245 million to $275 million.
  Full-year 2015 Capex, which includes capitalized software developments costs, is now expected to be in the range of $45 million to $55 million, compared to the previously announced range of $55 million to $65 million.

  See Table 14 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  The effective tax rate for full-year 2015 is expected to be in the range of 35% to 36%.

The guidance provided above assumes, among other things, that MSCI maintains its current debt levels. On July 28, 2015, the Board of Directors authorized the Company to explore financing options that would increase the Company’s leverage and interest expense. Any potential financing is subject to market and other conditions, and there can be no assurance that MSCI will be able to obtain financing on the terms and conditions authorized by the Board of Directors, or assurance as to the timing of any financing.

Conference Call Information

MSCI Inc.'s senior management will review second quarter 2015 results on Thursday, July 30, 2015 at 11:00 am Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on MSCI’s Investor Relations homepage approximately two hours after the conclusion of the live event and will be accessible through August 1, 2015. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 81809747) within the United States. International callers dial 1-404-537-3406 (passcode: 81809747). A replay of the conference call will be archived in the events and presentations section of MSCI’s Investor Relations homepage for 12 months after the call.

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 98 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect our actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, as amended, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through MSCI’s Investor Relations homepage by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA Expenses is defined as operating expenses, less depreciation and amortization.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net and depreciation and amortization.

Adjusted Net Income and Adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets.

Free Cash Flow is defined as net cash provided by operating activities, less Capex. Capex is defined as capital expenditures plus capitalized software development costs.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. We believe that Free Cash Flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, Free Cash Flow indicates our ability to strengthen the Company’s balance sheet, repay our debt obligations, pay cash dividends and repurchase our common shares. Finally, we believe that adjusting for one-time, unusual or non-recurring expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA Expenses, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow are not defined in the same manner by all companies and may not be comparable to other similarly-titled non-GAAP financial measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
In thousands, except per share data	2015	2014	2015	2015	2014

Operating revenues	$270,580	$254,226	$262,769	$533,349	$493,914
Operating expenses
Cost of services	76,753	76,816	82,653	159,406	152,243
Selling, general and administrative	75,556	71,516	72,465	148,021	139,174
Amortization of intangible assets	11,695	11,442	11,702	23,397	22,712
Depreciation and amortization of property,
equipment and leasehold improvements	8,065	5,921	7,207	15,272	11,749
Total operating expenses	172,069	165,695	174,027	346,096	325,878

Operating income	98,511	88,531	88,742	187,253	168,036

Interest income	(185)	(192)	(204)	(389)	(348)
Interest expense	11,116	5,366	11,108	22,224	10,425
Other expense (income)	164	(726)	178	342	345
Other expenses (income), net	11,095	4,448	11,082	22,177	10,422

Income from continuing operations before
provision for income taxes	87,416	84,083	77,660	165,076	157,614

Provision for income taxes	31,399	27,280	28,036	59,435	53,665
Income from continuing operations	56,017	56,803	49,624	105,641	103,949

Income (loss) from discontinued operations, net of
income taxes	-	50,857	(5,797)	(5,797)	84,110

Net Income	$56,017	$107,660	$43,827	$99,844	$188,059

Earnings per basic common share from:
Continuing operations	$0.50	$0.48	$0.44	$0.94	$0.89
Discontinued operations	-	0.44	(0.05)	(0.05)	0.71
Earnings per basic common share	$0.50	$0.92	$0.39	$0.89	$1.60

Earnings per diluted common share from:
Continuing operations	$0.50	$0.48	$0.44	$0.93	$0.88
Discontinued operations	-	0.43	(0.05)	(0.05)	0.71
Earnings per diluted common share	$0.50	$0.91	$0.39	$0.88	$1.59

Weighted average shares outstanding used
in computing earnings per share:

Basic	112,143	116,702	112,520	112,330	117,140
Diluted	112,931	117,664	113,522	113,225	118,128

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	Jun. 30,	Jun. 30,	Mar. 31,
In thousands	2015	2014	2015

Cash and cash equivalents	$455,021	$683,239	$537,751
Accounts receivable, net of allowances	$214,487	$213,432	$184,827

Deferred revenue	$338,763	$323,963	$344,267
Current maturities of long-term debt	$-	$19,778	$-
Long-term debt, net of current maturities	$800,000	$778,119	$800,000

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Mar. 31,
In thousands	2015	2014	2015	2014	2015
Performance products
Subscriptions	$111,850	$106,162	$110,044	5.4%	1.6%
Asset-based fees	51,160	44,095	45,880	16.0%	11.5%
Performance products total	163,010	150,257	155,924	8.5%	4.5%
Analytics products
Risk management analytics	80,917	77,666	80,476	4.2%	0.5%
Portfolio management analytics	26,653	26,303	26,369	1.3%	1.1%
Analytics products total	107,570	103,969	106,845	3.5%	0.7%

Total operating revenues	$270,580	$254,226	$262,769	6.4%	3.0%

Recurring subscriptions	$215,566	$205,265	$212,286	5.0%	1.5%
Asset-based fees	51,160	44,095	45,880	16.0%	11.5%
Non-recurring subscription revenue	3,854	4,866	4,603	(20.8%)	(16.3%)

Total operating revenues	$270,580	$254,226	$262,769	6.4%	3.0%

Table 5: Six Months Operating Revenues by Product Category and Revenue Type (unaudited)

	Six Months Ended		% Change from
	Jun. 30,	Jun. 30,	Jun. 30,
In thousands	2015	2014	2014
Performance products
Subscriptions	$221,894	$203,505	9.0%
Asset-based fees	97,040	84,995	14.2%
Performance products total	318,934	288,500	10.5%
Analytics products
Risk management analytics	161,393	153,246	5.3%
Portfolio management analytics	53,022	52,168	1.6%
Analytics products total	214,415	205,414	4.4%

Total operating revenues	$533,349	$493,914	8.0%

Recurring subscriptions	427,852	400,237	6.9%
Asset-based fees	97,040	84,995	14.2%
Non-recurring revenue	8,457	8,682	(2.6%)

Total operating revenues	$533,349	$493,914	8.0%

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Mar. 31,
In thousands	2015	2014	2015	2014	2015
Cost of services
Compensation[1]	$59,444	$56,668	$65,261	4.9%	(8.9%)
Non-compensation	17,309	20,148	17,392	(14.1%)	(0.5%)
Total cost of services	$76,753	$76,816	$82,653	(0.1%)	(7.1%)

Selling, general and administrative
Compensation[2]	$51,422	$46,015	$50,210	11.8%	2.4%
Non-compensation	24,134	25,501	22,255	(5.4%)	8.4%
Total selling, general and administrative	$75,556	$71,516	$72,465	5.6%	4.3%

Amortization of intangible assets	11,695	11,442	11,702	2.2%	(0.1%)
Depreciation and amortization of property,
equipment and leasehold improvements	8,065	5,921	7,207	36.2%	11.9%
Total operating expenses	$172,069	$165,695	$174,027	3.8%	(1.1%)

Compensation[3]	$110,866	$102,683	$115,471	8.0%	(4.0%)
Non-compensation	41,443	45,649	39,647	(9.2%)	4.5%
Amortization of intangible assets	11,695	11,442	11,702	2.2%	(0.1%)
Depreciation and amortization of property,
equipment and leasehold improvements	8,065	5,921	7,207	36.2%	11.9%
Total operating expenses	$172,069	$165,695	$174,027	3.8%	(1.1%)

[1] Includes stock-based compensation expense of $2.4 million, $2.6 million, and $2.8 million for quarterly periods ended Jun. 30, 2015, Jun. 30, 2014, and Mar. 31, 2015, respectively.
[2] Includes stock-based compensation expense of $4.3 million, $3.2 million, and $4.2 million for quarterly periods ended Jun. 30, 2015, Jun. 30, 2014, and Mar. 31, 2015, respectively.
[3] Includes stock-based compensation expense of $6.7 million, $5.8 million, and $7.0 million for quarterly periods ended Jun. 30, 2015, Jun. 30, 2014, and Mar. 31, 2015, respectively.

Table 7: Six Months Operating Expense Detail (unaudited)

	Six Months Ended		% Change from
	Jun. 30,	Jun. 30,	Jun. 30,
In thousands	2015	2014	2014
Cost of services
Compensation[1]	$124,705	$112,950	10.4%
Non-compensation	34,701	39,293	(11.7%)
Total cost of services	$159,406	$152,243	4.7%

Selling, general and administrative
Compensation[2]	$101,632	$92,148	10.3%
Non-compensation	46,389	47,026	(1.4%)
Total selling, general and administrative	$148,021	$139,174	6.4%

Amortization of intangible assets	23,397	22,712	3.0%
Depreciation and amortization of property, equipment and leasehold improvements	15,272	11,749	30.0%
Total operating expenses	$346,096	$325,878	6.2%

Compensation[3]	$226,337	$205,098	10.4%
Non-compensation expenses	81,090	86,319	(6.1%)
Amortization of intangible assets	23,397	22,712	3.0%
Depreciation and amortization of property, equipment and leasehold improvements	15,272	11,749	30.0%
Total operating expenses	$346,096	$325,878	6.2%

[1] Includes stock based compensation expense of $5.3 million and $4.3 million for six months ended Jun. 31, 2015 and 2014, respectively.
[2] Includes stock based compensation expense of $8.5 million and $6.2 million for six months ended Jun. 30, 2015 and 2014, respectively.
[3] Includes stock based compensation expense of $13.8 million and $10.5 million for the six months ended Jun. 30, 2015 and 2014, respectively.

Table 8: Key Operating Metrics (unaudited)1

	As of			% Change from
	Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Mar. 31,
In thousands	2015	2014	2015	2014	2015

Run Rates[2]
Performance products
Subscription	$436,115	$393,848	$422,581	10.7%	3.2%
Asset-based fees	201,221	176,554	190,581	14.0%	5.6%
Performance products total	637,336	570,402	613,162	11.7%	3.9%
Analytics products
Risk management analytics	315,901	309,619	309,284	2.0%	2.1%
Portfolio management analytics	109,532	106,486	108,364	2.9%	1.1%
Analytics products total	425,433	416,105	417,648	2.2%	1.9%

Total Run Rate	$1,062,769	$986,507	$1,030,810	7.7%	3.1%

Subscription total	$861,548	$809,953	$840,229	6.4%	2.5%
Asset-based fees total	201,221	176,554	190,581	14.0%	5.6%
Total Run Rate	$1,062,769	$986,507	$1,030,810	7.7%	3.1%

New recurring subscription sales	$29,575	$29,078	$29,525	1.7%	0.2%
Subscription cancellations	(12,170)	(13,173)	(11,650)	(7.6%)	4.5%
Net new recurring subscription sales	$17,405	$15,905	$17,875	9.4%	(2.6%)
Non-recurring sales	$5,700	$5,671	$4,415	0.5%	29.1%

Employees	2,779	2,762	2,889	0.6%	(3.8%)
% Employees by location
Developed Market Centers	49%	51%	49%
Emerging Market Centers	51%	49%	51%

[1] Operating metrics have been restated for previous periods to exclude discontinued operations.

[2] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we then provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 9: ETF Assets Linked to MSCI Indexes1 (unaudited)

	Three Months Ended				Three Months Ended		Six Months Ended
In billions	Mar. 2014	Jun. 2014	Sep. 2014	Dec. 2014	Mar. 2015	Jun. 2015	Jun. 2014	Jun. 2015

Beginning Period AUM in ETFs linked to
MSCI Indexes	$332.9	$340.8	$378.7	$377.9	$373.3	$418.0	$332.9	$373.3
Cash Inflow/(Outflow)	6.6	22.7	16.4	3.7	31.7	24.3	29.3	56.0
Market Appreciation/(Depreciation)	1.3	15.2	(17.2)	(8.3)	13.0	(6.9)	16.5	6.1
Period End AUM in ETFs linked to
MSCI Indexes	$340.8	$378.7	$377.9	$373.3	$418.0	$435.4	$378.7	$435.4

Period Average AUM in ETFs linked to
MSCI Indexes	$330.8	$359.6	$385.9	$373.6	$392.5	$441.4	$345.4	$417.0

Source: Bloomberg and MSCI

1 ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.

Table 10: Supplemental Operating Metrics (unaudited)

	Sales & Cancellations
	Three Months Ended				Three Months Ended		Six Months Ended
In thousands	Mar. 2014	Jun. 2014	Sep. 2014	Dec. 2014	Mar. 2015	Jun. 2015	Jun. 2014	Jun. 2015
New recurring subscription sales	$30,422	$29,078	$26,211	$31,932	$29,525	$29,575	$59,500	$59,100

Subscription cancellations	(13,978)	(13,173)	(10,479)	(17,024)	(11,650)	(12,170)	(27,151)	(23,820)
Net new recurring subscription sales	$16,444	$15,905	$15,732	$14,908	$17,875	$17,405	$32,349	$35,280

Non-recurring sales	$4,798	$5,671	$4,626	$5,076	$4,415	$5,700	$10,469	$10,115

Total net sales	$21,242	$21,576	$20,358	$19,984	$22,290	$23,105	$42,818	$45,395

	Aggregate & Core Retention Rates
	Three Months Ended				Three Months Ended		Six Months Ended
	Mar. 2014	Jun. 2014	Sep. 2014	Dec. 2014	Mar. 2015	Jun. 2015	Jun. 2014	Jun. 2015
Aggregate Retention Rate[1]
Performance products	94.9%	94.1%	95.1%	93.0%	95.9%	94.5%	94.5%	95.2%
Analytics products
Risk management analytics	91.0%	91.6%	94.4%	88.6%	93.1%	94.1%	91.3%	93.6%
Portfolio management analytics	90.6%	94.8%	93.6%	93.2%	92.2%	92.9%	92.7%	92.5%
Analytics products total	90.9%	92.4%	94.2%	89.7%	92.9%	93.8%	91.6%	93.4%

Total Aggregate Retention Rate	92.8%	93.2%	94.6%	91.3%	94.4%	94.2%	93.0%	94.3%

Core Retention Rate[1]
Performance products	94.9%	94.1%	95.2%	93.2%	95.9%	94.5%	94.5%	95.2%
Analytics products
Risk management analytics	91.0%	91.6%	94.6%	89.2%	93.1%	94.1%	91.3%	93.6%
Portfolio management analytics	93.4%	95.8%	94.8%	93.4%	92.2%	92.9%	94.6%	92.5%
Analytics products total	91.6%	92.7%	94.6%	90.3%	92.9%	93.8%	92.1%	93.4%

Total Core Retention Rate	93.2%	93.3%	94.9%	91.7%	94.4%	94.2%	93.3%	94.3%

[1] The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the period are reduced by the amount of product swaps.

Table 11: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended			Six Months Ended
		Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
In thousands		2015	2014	2015	2015	2014
Net Income		$56,017	$107,660	$43,827	$99,844	$188,059

Less:	Income (loss) from discontinued operations, net of
	income taxes	$-	$(50,857)	$5,797	$5,797	$(84,110)

Income from continuing operations		$56,017	$56,803	$49,624	$105,641	$103,949

Plus:	Provision for income taxes	31,399	27,280	28,036	59,435	53,665
Plus:	Other expense (income), net	11,095	4,448	11,082	22,177	10,422
Operating income		$98,511	$88,531	$88,742	$187,253	$168,036
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	8,065	5,921	7,207	15,272	11,749
Plus:	Amortization of intangible assets	11,695	11,442	11,702	23,397	22,712
Adjusted EBITDA		$118,271	$105,894	$107,651	$225,922	$202,497

Table 12: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Six Months Ended
		Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,
In thousands, except per share data		2015	2014	2015	2015	2014
Net Income		$56,017	$107,660	$43,827	$99,844	$188,059

Less:	Income (loss) from discontinued operations, net of
	income taxes	$-	$(50,857)	$5,797	$5,797	$(84,110)

Income from continuing operations		$56,017	$56,803	$49,624	$105,641	$103,949
Plus:	Amortization of intangible assets	11,695	11,442	11,702	23,397	22,712
Less:	Income tax effect	(4,201)	(3,689)	(4,224)	(8,423)	(7,733)
Adjusted Net Income		$63,511	$64,556	$57,102	$120,615	$118,928

Diluted EPS		$0.50	$0.91	$0.39	$0.88	$1.59

Less:	Earnings per diluted common share from
	discontinued operations	-	(0.43)	0.05	0.05	(0.71)

Earnings per diluted common share from
	continuing operations	0.50	0.48	0.44	0.93	0.88
Plus:	Amortization of intangible assets	0.10	0.10	0.10	0.21	0.19
Less:	Income tax effect	(0.04)	(0.03)	(0.04)	(0.08)	(0.06)
Adjusted EPS		$0.56	$0.55	$0.50	$1.06	$1.01

Table 13: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

		Three Months Ended			Six Months Ended		Full Year
		Jun. 30,	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	2015
In thousands		2015	2014	2015	2015	2014	Outlook
Total operating expenses		$172,069	$165,695	$174,027	$346,096	$325,878	$702,000 - $724,000
Less:	Depreciation and amortization
	of property, equipment and
	leasehold improvements, and
	amortization of intangible assets	(19,760)	(17,363)	(18,909)	(38,669)	(34,461)	(82,000 - 84,000)
Adjusted EBITDA Expenses		$152,309	$148,332	$155,118	$307,427	$291,417	$620,000 - $640,000

Table 14: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended				Year Ended	Three Months Ended		Six Months Ended		Full Year
(in thousands)	Mar. 2014	Jun. 2014	Sep. 2014	Dec. 2014	Dec. 2014	Mar. 2015	Jun. 2015	Jun. 2015	Jun. 2014	2015 Outlook

Net cash provided by operating activities	$25,249	$68,803	$107,567	$104,054	$305,673	$66,683	$24,026	$90,709	$94,052	$300,000 - $ 320,000

Less: Capital expenditures	(8,501)	(9,985)	(17,688)	(6,485)	(42,659)	(4,934)	(10,616)	(15,550)	(18,486)	--
Less: Capitalized software development costs	(1,559)	(1,919)	(2,585)	(2,153)	(8,216)	(1,386)	(1,401)	(2,787)	(3,478)	--
Capex	(10,060)	(11,904)	(20,273)	(8,638)	(50,875)	(6,320)	(12,017)	(18,337)	(21,964)	(55,000 - 45,000)

Free Cash Flow	$15,189	$56,899	$87,294	$95,416	$254,798	$60,363	$12,009	$72,372	$72,088	$245,000 - $ 275,000

CONTACT:
MSCI Inc.
New York
Stephen Davidson, + 1 212 981 1090
or
Media Inquiries
New York
Kristin Meza, + 1 212 804 5330
or
London
Paul Griffin, + 44 20 7618 2594
or
MHP Communications
Sally Todd
or
Christian Pickel
+ 44 20 3128 8754